AMENDMENT NO. 1
TO
THE AMENDED AND RESTATED NUTEX HEALTH INC. 2023 EQUITY INCENTIVE PLAN
THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED 2023 NUTEX HEALTH INC. EQUITY INCENTIVE PLAN (this “Amendment”) is made effective July 14, 2025, upon the approval of the stockholders of Nutex Health Inc. (“Nutex Health” or “the Company”) of this Amendment (the “Effective Date”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).
RECITALS
WHEREAS, the Company maintains the Amended and Restated 2023 Nutex Health Inc. Equity Incentive Plan (the “Plan”).
WHEREAS, pursuant to the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan from time to time; and
WHEREAS, the Board approved this Amendment on May 16, 2025.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date:
AMENDMENT

1.	Section 11.25 of the Plan is hereby amended in its entirety to read as follows:
“Overall Share Limit” means the sum of (a) 1,106,620 Shares, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2026 and ending on and including January 1, 2033 equal to the lesser of (i) 5% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

2.	This Amendment shall be and hereby is incorporated into and forms a part of the Plan.

3.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.